                                   AGREEMENT
                                   ---------

     AGREEMENT MADE AS OF THE 15TH DAY OF MAY `90 BETWEEN PLAYBOY ENTERPRISES, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 680 N. Lake Shore Drive, Chicago, Illinois 60611 (hereinafter called "Publisher"), and QUAD/GRAPHICS, INC., a corporation organized and existing under the laws of the State of Wisconsin, having its principal place of business at Du Plainville Road, Pewaukee, Wisconsin 53072 (hereinafter called "Printer")

                                   WITNESSETH
                                   ----------

     Publisher and Printer hereby mutually agree as follows:

ARTICLE 1 - EXHIBITS
- --------------------

     1.01 This Agreement includes the following Exhibits which are attached hereto and made a part hereof:

               EXHIBIT A - Contract

               EXHIBIT B - Manufacturing Specifications

               EXHIBIT C - Pricing Specifications

               EXHIBIT D - Paper Requirements

               EXHIBIT E - Pro Forma

               EXHIBIT F - Holiday and Production Schedule

               EXHIBIT G - Paper Specifications / Shipping

               EXHIBIT H - Sample Issues of Magazines


page 1                                 April 18, 1990

ARTICLE 2 - TERM AND TERMINATION
- --------------------------------

     2.01 This Agreement shall commence on August 1, 1990, covering "the Work" (as hereinafter defined) on the November, 1990 issue of the "Magazine", (as hereinafter defined) and shall continue for a term of approximately seven (7) years (from the date of commencement through, November 1, 1996, production for the January, 1997 issue of the "Magazine") unless terminated prior thereto pursuant to any provisions hereof.

     2.02 If Printer shall fail in any material respect to perform the Work in accordance with the standards or schedules set forth in the Exhibits, except for
(i) any failure caused by Publisher's failure to meet any of its obligations under the Production Schedule, or (ii) any failure caused by Publisher's original material, the Publisher shall have the right to terminate this Agreement, pursuant and subject to the following provisions: Publisher shall give Printer written notice specifying in detail the failure or failures it claims. If such failure or failures are not cured by Printer within completion of production of the next two (2) issues after receipt of Publisher's notice and such failure or failures are material, Publisher shall have the right to terminate this Agreement by giving Printer written notice to that effect, in which case this Agreement will terminate thirty (30) days thereafter. In the event of such termination, Publisher shall be obligated to make payments to the Printer for all undisputed amounts then due and owing and for work in process.

page 2                                 April 18, 1990

     2.03 Upon giving notice of the termination of this Agreement, Publisher shall be entitled to remove all completed work, work in process, proofs, film, standing type, plates, paper, and other materials and supplies of Publisher in Printer's possession and Printer shall assist Publisher in removing same.

ARTICLE 3 - DEFINITIONS
- -----------------------

     3.01 The following definition shall apply to words used in this Agreement, unless the context specifically requires otherwise:

          (a) The term "composition" means the process of preparing the copy or text materials for other processes.

          (b) The term "binding" means to gather body signatures, furnished inserts, if any, and covers, saddle wire stitch or perfect bind them and trim to size.

          (c) The term "presswork" means printing in one (1) to five (5) colors per page produced on offset or gravure presses with the printed pages delivered from the press in folded sections.

          (d) The term "late-closing form" means four (4) color and five (5) color presswork printing and closing on a date to be mutually agreed upon for the monthly issue of Magazine.

          (e) The term "Printer's plant" means the existing plants operated by Printer in Pewaukee, Sussex and Lomira, Wisconsin, including any additions to such plants as may be mutually agreed upon.


page 3                                 April 18, 1990

          (f) The term "regular issue" means any issue of the Work which is saddlewire stitched or perfect bound.

ARTICLE 4 - Work
- ----------------

     4.01 Subject to the provisions of this Agreement, Publisher agrees to pay Printer for, and Printer agrees to perform for Publisher at Printer's plant the following (herein collectively referred to as "the Work"): prepress service, subject to quality, pricing and schedule, (including four (4) color editorial separations, stripping, ad handling, cromalins, final films) platemaking or cylinder engraving, press work (including gravure), binding, mailing and delivery to common carriers in connection with Publisher's magazine entitled, PLAYBOY (herein referred to as the "Magazine") at the prices set forth in Exhibit C.

     However, Publisher shall, with the exception of minor composition performed by Printer, arrange for composition to be done by its own employees or third parties, provided that furnished film is delivered to the Printer in time to meet the Production Schedule set forth by the Publisher.

     4.02 Printer warrants that it has sufficient space and equipment capable of producing the Work. It is understood that from time to time certain issues of the Magazine may exceed Printer's press capacity; in which case Publisher, after consulting with Printer, shall have the option to subcontract such excess to another printer without liability to Printer under the terms of this Agreement.


page 4                                 April 18, 1990

     4.03 Printer agrees to furnish all necessary materials and supplies for the Magazine, except those which Publisher specifically agrees to furnish under this Agreement or in a signed amendment hereto.

     4.04 Subject to the limitation of Printer's binding equipment, which limitation does not apply to or include any of the inserts that may be specified in Exhibit B, Publisher shall have the right to supply Printer, in a form suitable for binding according to Printer's specifications, one (1) or more pre-printed editorial or advertising inserts supplied by the Publisher or Publisher's advertisers for insertion into the Magazine. Such inserts may be furnished up to sixty (60) days prior to scheduled binding at no additional storage fees. Additional costs resulting from the use of inserts will be billed to Publisher in accordance with the prices in Exhibit C, or if such Prices are not included in Exhibit C, at the prices agreed to by Printer and Publisher in writing prior to the printing of the inserts and their delivery to Printer. Such prices shall be developed using the same methodology and criteria as was used to establish the prices set forth in Exhibit C.

     4.05 The print size of each issue of the Magazine shall be 8-1/8 inches by 10-7/8 inches with unrestricted bleed design. However, Publisher shall have the right to change the print size, provided that the new print size is within the capabilities of Printer's equipment.


page 5                                 April 18, 1990

     4.06 Printer shall have the right, with the prior written approval of Publisher, to transfer the Work, in whole or in part, to another plant of Printer. Publisher will give its approval if it is reasonably satisfied that standards of quality, speed and service will be maintained or improved, and that such transfer will not increase prices to Publisher or add to the cost or impair the operating efficiency of Publisher's Editorial and Circulation Departments. If the transfer or change-over of the Work from one plant to another should result, in the exercise of Publisher's reasonable judgment, in lowering of quality, speed or service, Printer agrees promptly to return such Work to the plant previously producing the same, at no cost to Publisher.

ARTICLE 5 - GUARANTEE AS TO QUALITY
- -----------------------------------
     5.01 Printer guarantees that the Work will be performed in a professional manner and in accordance with the Exhibit B (Manufacturing Specifications) and the Exhibit C (Pricing Specifications), subject to the provisions of Article 12 (Unavoidable Delays) hereof. Printer guarantees that the quality of the Work performed by Printer shall be consistent with the highest standard of commercial printing and shall be at least equal to the quality evidenced by the sample issues of the Magazine attached hereto as Exhibit H. Once each calendar year Publisher may substitute new sample issues to be attached as Exhibit H.


page 6                                 April 18, 1990

     5.02 In the event Publisher must grant a credit or forego billing to an advertiser for advertising placed because of Printer's error or inferior printing quality, then Publisher will receive a credit from Printer equivalent to the cost of producing the page or pages involved. As used herein, the term "cost" shall include Publisher's and Printer's costs for plates, cylinders, presswork, ink, binding, labeling, mailing, packaging, postage, shipping, and paper and Printer's charges to Publisher for composition and preparatory. In no event shall any credit be less than the costs attributable to the portion of the page involved and no more than the amount credited to the advertiser.

     5.03 Publisher has the right from time to time to have a representative in Printer's plant to inspect the various products that are manufactured hereunder. Publisher's representative may inspect the quality of printing and in conference with Printer's supervisors or others in charge may suggest for Printer's consideration corrections in any Work which, in the opinion of such representative, does not conform to the standards of quality established hereunder. Publisher shall neither assume any liability nor be deemed to have waived any default by any suggestion, or the absence thereof, of its plant representative.

     5.04 All claims for alleged defects shall be made by Publisher within sixty (60) days of the Publisher's off sale date of the issue containing the defect. Printer's liability


page 7                                 April 18, 1990
shall be limited to the stated selling prices contained in Exhibit C based on a cost per page or fractional page for paper, printing and binding, but in no event will include special or consequential damages.

ARTICLE 6 - QUANTITIES
- ----------------------

     6.01 The number of copies to be delivered by Printer shall not be less than the quantity ordered by Publisher; however, an overrun of up to one-half of one percent (.5%) for each issue of the Magazine shall be allowed and paid for by Publisher at the additional per thousand cost set out in Exhibit C. There will be no underruns.

     6.02 Publisher shall furnish to Printer on or about December 1st of each year a forecast for the following calendar year, including the number of copies, number of pages, and the number and dates of the issues of the Magazine.

ARTICLE 7 - MANUFACTURING
- -------------------------

     7.01 Printer shall perform the Work hereunder at Printer's plant in accordance with the procedures, quality standards, and equipment specified in the Manufacturing Specifications set forth in Exhibit B, as may be amended and mutually agreed upon from time to time.

     7.02 Printer shall produce the Work hereunder in accordance with the time limits of the Production Schedule set forth by Publisher, as may be amended and mutually agreed upon from time to time.


page 8                                 April 18, 1990

     7.03 Publisher shall furnish and/or return promptly all copy specifications, artwork, dummies, sketches, proofs, copies, pasteups, films and other material necessary for the timely performance of the Work by Printer. Delay in furnishing or returning said materials necessary to production could result in an extension of scheduled delivery dates or additional charges for cost of accelerated production at regular overtime rates.

ARTICLE 8 - PAPER AND INK
- -------------------------

     8.01 Publisher shall furnish F.O.B. Printer's plant in Wisconsin cover and text paper in accordance with the paper requirements set forth in Exhibit D in rolls, prepared and identified in accordance with the reasonable mechanical specifications and delivery requirements of Printer as set forth in Exhibit G. If substandard and/or defective paper is used or received by Printer which adversely affects or, if used, might reasonably adversely affect runability or printability, Printer will provide prompt notification to Publisher, by telephone, upon discovery of such substandard or defective conditions, confirming such notification to Publisher in writing within five (5) business days. If, after such telephone notification, Publisher requests Printer to continue using or to use said paper to perform the Work and Printer incurs extra cost as a result thereof, said cost will be charged to and paid by Publisher. Cores shall remain the property of Publisher and, if not damaged so as to be


page 9                                 April 18, 1990
unusable, shall be loaded in cars and returned to the respective mills by Printer at Publisher's direction and expense. Printer will act as Publisher's agent in receiving paper and shall exercise the same diligence as it would in receiving paper for its own account, including the reporting to Publisher of apparent defects in or damage to such paper and shall file claims on behalf of the Publisher for such apparent defects or damage.

     8.02 Printer will maintain an accurate record of all paper received, used and on hand, and shall submit a written monthly inventory to Publisher not later than the tenth (10th) day following the invoice date for each issue of the Magazine or sooner if possible. Once each contract year, at Printer's sole cost, Printer will effect a physical inventory of paper and submit to Publisher a report of said inventory. "Contract year" for the purpose of this Agreement means the twelve (12) month period beginning with the first day of the calendar month in which the printing of the first monthly requirement of the Magazine commences ("Commencement Date"), pursuant to this Agreement, and each twelve
(12) month period thereafter. Printer is committed to use its best efforts to keep the wastage of paper at a minimum.

     8.03 Printer will, at the end of each contract year, pay Publisher for its average cost of paper consumed in excess of that allowed by Exhibit D; provided, however, that the value of underconsumption of one kind of paper will be used as a credit against overconsumption of other kinds of


page 10                                April 18, 1990
paper. However, Printer shall have the option to reimburse the Publisher for such excess in kind. If Printer consumes less paper than allowed by Exhibit D, Publisher shall pay Printer an amount equal to fifty percent (50%) of the average value of paper underconsumed during the contract year, and the paper requirements set forth in Exhibit D shall be amended to reflect fifty percent (50%) of such underconsumption in the new or revised paper requirements for the next succeeding contract year. However, Publisher shall have the option to settle such account in kind. Paper which is damaged, defective or does not conform to the specifications in Exhibit G shall be excluded from the computation of overconsumption and underconsumption. The actual basis weight of the paper received and used for each issue of the Magazine shall be the basis for the calculation of over and underconsumption. Within ten (10) days of submitting each issue's invoice, Printer shall submit the calculation of under or over consumption for the issue of the Magazine to which the invoice applies.

     8.04 Printer shall purchase and store for Publisher ink in the amounts and kinds consistent with Publisher's requirements hereunder. Printer shall invoice Publisher in accordance with the Specimen Invoices attached hereto as Exhibit E.

ARTICLE 9 - STORAGE
- -------------------

     9.01 All paper shall be and remain the property of Publisher. Printer shall store for Publisher, without charge


page 11                                April 18, 1990
to Publisher, the amount of paper required for the issue then in production plus the two (2) following issues of the Magazine in accordance with the Paper Requirements set forth in Exhibit D. Publisher may reasonably require Printer to store paper in excess of the foregoing amount, in which case Printer may charge Publisher a reasonable charge based upon comparable public warehousing rates.

     9.02 Printer shall store all excess copies of past issues of the Magazine for a period of ninety (90) days after publication, without charge to Publisher.

     9.03 Printer shall store editorial material in film form for a period of twelve (12) months after publication, without charge to Publisher. Thereafter, Printer shall request Publisher's instructions, and in accordance with such instructions, shall either return such materials to Publisher at Publisher's expense, or destroy such materials, or store such materials at a mutually agreed upon cost to Publisher.

     9.04 Printer shall store advertising material in film form for possible reuse for a period of twelve (12) months after the time of last use, without charge to Publisher. Thereafter, Printer shall request Publisher's instructions, and in accordance with such instructions, shall either return such materials to Publisher at Publisher's expense, or destroy such materials, or store such materials at a mutually agreed upon cost to Publisher.

     9.05 Printer shall store preprinted advertising inserts, sub cards, and ad cards, either blow in or bind in,


page 12                                April 18, 1990
furnished by Publisher in sufficient number for at least two (2) issues, without charge to Publisher. Printer may invoice Publisher for a reasonable charge for storage of preprinted inserts for more than two (2) issues.

ARTICLE 10 - PRICES AND TERMS
- -----------------------------

     10.01 Publisher shall pay Printer for the Work at the prices in effect from time to time in accordance with the Price Schedule set forth in Exhibit C, as may be amended from time to time.

     10.02 Printer will send Publisher a preliminary invoice in accordance with the specimen invoices attached hereto as Exhibit E for the Work within five
(5) days after mailing or delivery to common carriers of the newsstand copies of each issue of the Magazine and will accompany such invoice with a copy of Printer's newsstand shipping completion notice to Publisher's Magazine distributor. Printer will provide Publisher with a final invoice (also in accordance with the specimen invoices attached hereto as Exhibit E) for the Work within fifteen (15) days after mailing or delivery to common carriers of each issue of the Magazine. The terms of payment are net cash thirty (30) days from the date of receipt by Publisher of Printer's final invoice, or at Publisher's option, ten (10) days after receipt of Printer's preliminary invoice in an amount net of one and one fourth percent (1 1/4%) cash discount. Such payment will be made by wire transfer in federal funds unless another form of payment is mutually agreed upon. Any discrepancies between the preliminary and final


page 13                                April 18, 1990
invoices shall be adjusted by the parties within a reasonable time.

     10.03 If Publisher shall default in the payment of any invoice which Publisher has not disputed, and said default shall continue for a period of thirty (30) days after written notice from Printer, Printer shall be entitled to charge interest at the rate of one percent (1%) per month (twelve percent (12%) per annum) on the amount of the unpaid but undisputed invoice.

     10.04 There will be no increase in those manufacturing prices (excluding ink), set forth in Exhibit C for the period from the Commencement Date until August 1, 1991 including but not limited to increases in costs resulting from changes in labor rates, fringe benefits, shop rules, manning requirements or other working conditions experienced by Printer affecting the cost of performing the Work or due to increases in the cost of materials (excluding ink), utilities, fuel, operating supplies, service costs or any other materials or services utilized by Printer in the performance of the Work. Changes in the cost of ink shall be passed on as incurred. Rates for ink in the price schedule are based on Printer's cost from its suppliers as of January 1, 1990. Printer will supply Publisher with documentation on increases from Printer's ink supplier in a form acceptable to both parties.

     10.05 If during the period of this Agreement (or any renewal) there shall be any change to Printer in the price of materials (excluding ink), or labor increases or decreases (or


page 14                                April 18, 1990
any change in labor conditions), the prices contained in Schedule C may be adjusted on August 1, 1991, and on each August 1st thereafter during the term of this Agreement to reflect said change. Price increases will be limited to actual cost not to exceed eighty five percent (85%) of the Consumer Price Index. For purposes of this Article 10.05, the "Consumer Price Index" means the selected areas, all items index" (1967=100) for Milwaukee, Wisconsin of the Consumer Price Index for Urban Wage Earners and Clerical Workers (including Single Workers) published by the Bureau of Labor Statistics, U.S. Department of Labor. The increase in the Consumer Price Index applicable as of any August 1st shall be the increase in the Consumer Price Index of the previous March over that of the preceding March. (For example, the increase applicable for August 1, 1991 shall be the increase in the Consumer Price Index of March, 1991 over that of March, 1990.) Printer will notify Publisher as soon as practical after knowledge of any increase or decrease.

     10.06 Overtime work (herein defined to include holidays as defined in Exhibit F) is not included in the prices set forth in Exhibit C. No overtime shall be charged unless requested by Publisher. Any overtime work which Printer schedules to fulfill Printer's commitments per the Production Schedule shall be at Printer's expense.

     10.07 Commencing with the fifth (5th) year of this Agreement (August 1, 1995 for production of the November, 1995 issue of the magazine), a competitive situation should arise from a reliable and qualified source capable of producing the


page 15                                April 18, 1990
volume and quality produced by Printer under this Agreement for the production of the Magazine in whole and if there is a difference in Publisher's net over-all cost for substantially identical services of more than five percent (5%) on such total volume and quality described above in this Article 10.07, and Printer and Publisher cannot agree on a satisfactory settlement, Publisher shall have the right to terminate this Agreement by written notice, effective not less than twelve (12) months after Printer is advised of such competitive situation. In the event of dispute between the parties hereto as to the "cost for substantially identical services,": such dispute shall be settled by arbitration to be held in Chicago, Illinois in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be entered in any court having jurisdiction.

     10.08 In order to verify any increase or decrease in the wage rates or the actual costs of materials, Printer shall provide Publisher with evidence of such increase or decrease certified to be correct by a duly certified public accounting firm using generally accepted accounting principles.

     10.09 In the event that Publisher desires to make changes in the Manufacturing Specifications set forth in Exhibit B or the Production Schedule set forth by the Publisher, Printer shall use its best efforts and cooperate with Publisher in putting such changes into effect. In the event that any such change results in an ascertainable documented material increase or decrease in the cost of performing the Work, the prices for the Work set forth in Exhibit C shall be adjusted to reflect a mutually acceptable increase or decrease.


page 16                                April 18, 1990

     10.10 Printer shall make all reasonable efforts to improve the quality and efficiency of the Work and to keep abreast of new developments in the printing industry. The parties recognize that new developments in the printing industry may result in cost savings, and that Printer with the approval of Publisher is expected to institute all possible new developments and to adjust the Exhibit C prices in order to pass along a fair portion of realized savings to Publisher. Adjustments in Exhibit B (Manufacturing Specifications), Production Schedule, and Exhibit C (Price Schedule) resulting from any new developments shall be subject to the mutual agreement of the parties.

ARTICLE 11 - TITLE AND OWNERSHIP - NO LIENS
- -------------------------------------------

     11.01 All paper, film, plates, proofs, printed pages and bound copies made or held by Printer for Publisher shall be the property of Publisher. Title and possession to the Work shall pass to Publisher upon delivery of completed issues of Magazine f.o.b. Printer's plant.

     11.02 Printer shall not cause any property of Publisher in Printer's possession to be subjected to any liens or encumbrances whatsoever, and shall protect such property from any claims of Printer's creditors. Except to the extent of unpaid and undisputed invoices as set forth in Article 10.03, Printer shall have no lien or security interest in any property of Publisher which comes into Printer's possession and Printer expressly waives any liens or security interest on such property created by statute.


page 17                                April 18, 1990

ARTICLE 12 - UNAVOIDABLE DELAYS
- -------------------------------

     12.01 Printer shall not be liable or responsible to Publisher for delays or failures to perform the Work occasioned by causes beyond its control and not due to its fault or negligence, including without limitation, war, natural disaster, fires, strikes, lockouts, complete inability to obtain necessary materials, energy, utilities or carrier space, and government acts and regulations. Printer shall, however, use its best efforts to continue to perform the Work at any of its plants not so affected by such causes or through subcontracting Publisher's Work to other printers for the duration of any such occurrence, subject to Publisher's consent, which shall not be unreasonably withheld. In no event shall Printer be obligated to subcontract Publisher's Work if the cost of such subcontracting exceeds the price schedule set forth in Exhibit C unless Publisher consents to the increase in prices. During any such period while Publisher's Work is being done under subcontract, the Exhibit C Price Schedule shall remain in effect (subject to the foregoing) and Printer's obligations with respect to specifications and quality, overruns and underruns and storage shall remain in effect.

     12.02 In the event of delay on the part of Printer due to causes beyond its control, which delays shall be continuing, Publisher shall have the right (notwithstanding any other provision of this Agreement) to place the Work elsewhere, in whole or in part, for the duration of such causes beyond


page 18                                April 18, 1990

Printer's control. Publisher shall have the right to remove from Printer's plant any and all completed work, work-in-progress, proofs, filmboards, artwork and other material and supplies intended for use in preparing any then uncompleted work. If Printer objects to Publisher's removal of property from Printer's plant on the grounds that it does not consider such cause beyond its control to be continuing, Printer shall, nevertheless, not deter, delay or impede Publisher from such removal of property, but shall pursue its legal remedies after such removal has taken place.

     12.03 In the event of any delay due to strikes, lockouts or other labor difficulties, Publisher shall have the right to place the Work elsewhere. If Printer anticipates any strike, lockout or other labor difficulties which may cause stoppages or slowdowns of the work on the Magazine, Printer shall notify Publisher sufficiently in advance so that Publisher can make alternate arrangements for the production of the Magazine during any such period of strikes, lockout or other labor difficulties. In such circumstances, Printer shall assist Publisher in making such alternate arrangements and in moving the Work.

     12.04 Printer shall resume performance hereunder and Publisher shall return to Printer's plant all material removed pursuant to Section 12.02 or
12.03 after Printer has furnished assurances of its capacity to so resume reasonably satisfactory to Publisher.


page 19                                April 18, 1990

     12.05 Publisher shall not be liable or responsible to Printer for delays or failures in furnishing materials occasioned by causes beyond its control and not due to its fault or negligence, including, without limitation, war, natural disaster, fires, strikes, lockouts, complete inability to obtain necessary materials, energy, utilities or carrier space, and government acts and regulations.

     12.06 If any of the above-described causes beyond the control of Printer continues for a period of more than one hundred twenty (120) days, Publisher shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to Printer.

ARTICLE 13 - INDEMNIFICATION
- ----------------------------

     13.01 Printer agrees to indemnify, defend and save Publisher harmless of and from any and all loss, claims, damages, including reasonable attorney's fees, which Publisher may suffer or incur based on a claim, charge or suit instituted against Publisher as a result of any act or omission or commission of Printer in performing its services hereunder.

     13.02 The Publisher agrees to indemnify, defend, and save Printer harmless from any and all loss, claims for damages, including reasonable attorney's fees, which Printer may suffer or incur in the event any claim is made against Printer by any person or corporation, by reason of libel, slander, infringement of copyright, violation of privacy, breach of contract or any other cause of whatsoever nature (and not due


page 20                                April 18, 1990
to the negligence of Printer) arising from or as a result of printing the Magazine or any material of whatsoever nature included therein.

     13.03 Notwithstanding Paragraphs 13.01 and 13.02 above, neither party shall be liable to the other party for any such indemnification unless the party seeking indemnification has notified the other party of said claim, action, proceeding or demand as soon as practicable upon receipt of knowledge of same and afforded the other party the opportunity to defend or participate in the defense of said claim, action, proceeding or demand, and further, that no settlement or payment of any claim, action, proceeding or demand shall be binding on the indemnifying party unless prior approval and consent is obtained from the indemnifying party, which said consent will not be unreasonably withheld.

ARTICLE 14 - INSURANCE
- ----------------------

     14.01 Printer shall carry fire and extended coverage insurance including sprinkler leakage if applicable on all materials and Work in Process, Work completed and not delivered which is still in Printer's possession and on all material supplied by Printer and all property of the Publisher including, but not limited to, paper, transparencies, film inserts, and the like. Such coverage shall be at Publisher's replacement cost. On or before the commencement date of this Agreement, Printer will provide Publisher with a certificate of insurance naming the Printer as well as the Publisher as


page 21                                April 18, 1990
additional named insureds as their interests may appear. Such certificate will evidence the insurer's agreement that such insurance will not be modified or terminated without at least twenty (20) days' prior written notice to Publisher of such modification or termination.

ARTICLE 15 - JOINT VENTURE
- --------------------------

     15.01 Nothing contained herein shall in any way constitute a partnership between or a joint venture by the parties hereto. Neither of the parties shall hold itself out as the partner or joint venture of the other party, and neither party shall be or become liable or bound by any representation, act or omission whatsoever of the other party contrary to the provisions of this Agreement.

ARTICLE 16 - NO ASSIGNMENT
- --------------------------

     16.01 Subject to the provisions of Articles 17, 18 and 19, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

     16.02 Neither party to this Agreement shall assign, mortgage or otherwise encumber this Agreement or its rights or responsibilities hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE 17 - BANKRUPTCY
- -----------------------

     17.01 If either party shall be adjudicated a bankrupt, shall make any assignment for the benefit of creditors, shall institute proceedings for voluntary bankruptcy, shall apply for


page 22                                April 18, 1990
or consent to the appointment of a receiver, or if an order shall be entered approving a petition seeking its reorganization or appointing a receiver of it or its property, then upon the happening of any one or more of such events, the other party to this Agreement shall have the right to terminate this Agreement by giving written notice of its intention to do so. Any termination of this Agreement pursuant to this Article 17 shall not release either party from any obligation hereunder due and owing to the other party up to the date of such termination.

ARTICLE 18 - SALE OF MAGAZINE OR DISCONTINUANCE OF PUBLICATION
- --------------------------------------------------------------

     18.01 If Publisher shall propose to sell the Magazine or any successor magazine thereto, whether titled the same or not, to a person, firm, or corporation which is not a subsidiary or affiliate of or controlled by Publisher, Publisher shall give Printer written notice not less than ninety (90) days prior to any contemplated sale. Thereafter, Publisher shall keep Printer advised of the progress of any such proposed sale and Printer shall keep such information confidential. Within thirty (30) days after receipt of such notice, Printer shall advise Publisher in writing as to whether Printer will consent to an assignment of Publisher's rights and obligations under this Agreement to the prospective purchaser. If Printer is willing to consent to an assignment, publisher shall use its best efforts to persuade the prospective purchaser to assume all Publisher's obligations under this Agreement concurrently


page 23                                April 18, 1990
with the consummation of such sale by an instrument in writing satisfactory to Printer. If Printer shall not consent to the assignment by Publisher to such prospective purchaser or if despite its best efforts Publisher shall be unable to persuade the prospective purchaser, upon the consummation of such sale the rights and obligations of the parties hereunder shall terminate without liability of any kind by either party for the unexpired term of the Agreement.

     18.02 If Publisher decides to discontinue the publication of the Magazine, Publisher shall give Printer ninety (90) days advance written notice of such decision, specifying the effective date of discontinuance upon which date this Agreement shall terminate without liability of any kind by either party for the unexpired term of this Agreement.

     18.03 Without limiting the provisions of Articles 18.01 and 18.02, Publisher shall be obligated to pay all costs for Work done up to the effective date of termination.

ARTICLE 19 - CHANGE IN CONTROL OF PRINTER
- -----------------------------------------

     19.01 In the event that the ownership and management of Printer at any time shall pass out of the majority control of its present owners and management, by sale of stock or assets, merger or otherwise, Printer shall give Publisher written notice not less than ninety (90) days prior to the effective date of any change of control and Publisher shall have the right to terminate this Agreement upon the effective date of such change of control. If Publisher does not elect to


page 24                                April 18, 1990
terminate this Agreement, the new owners and management of Printer shall assume this Agreement and carry out all of its terms and provisions.

ARTICLE 20 - DELIVERY AND DISTRIBUTION SERVICES
- -----------------------------------------------

     20.01 Printer shall cause all copies of the Magazine produced by it to be tendered for delivery F.O.B. Printer's dock, Lomira, Wisconsin, in care of such persons, firms or corporations as Publisher may from time to time designate or as otherwise provided herein. Delivery shall be made in accordance with the schedule as furnished by Publisher from time to time, which delivery shall conform to the current Production Schedule.

     20.02 Printer shall perform a complete distribution service for the Magazine which includes, but is not limited to, the maintenance of tariff files, rate analyses, routing, preparation of shipping documents, arranging for transportation, auditing freight bills and handling charges submitted by carriers and breakup agents, tracing shipments, processing and collecting claims for short or damaged shipments (but assumes no liability for same), preparation of postal forms, prepayment of freight invoices, and prorating consolidated shipment charges.

     20.03 Printer will, at frequent and regular intervals, review the existing postal and distribution scheme and determine any savings that might be effected from changes in availabilities, rate structures, regulations, volume, etc., in


page 25                                April 18, 1990
the consolidation of shipments and in the establishment of entry points, and shall report on these reviews to the Publisher, with any recommendations.

     20.04 Printer will provide Publisher's Magazine distributor with a newsstand shipping completion notice not more than five (5) days after mailing or delivery to common carriers of the newsstand copies of each issue of the Magazine.

ARTICLE 21 - NO LIENS
- ---------------------

     Subject to Article 11.02 hereof, Printer shall not cause any property of Publisher in Printer's possession to be subject to any liens or encumbrances of whatsoever kind or nature.

ARTICLE 22 - TITLE AND RISK OF LOSS
- -----------------------------------

     22.01 Title and risk of loss or damage to finished Work shall pass to Publisher upon delivery to a common carrier, contract carrier or U.S. Postal service F.O.B., Printer's shipping dock.

     22.02 Title to all artwork, mechanicals, proofs, film negatives, positives, transparencies, paper (excluding waste paper), inserts, etc., and other materials supplied or furnished by the Publisher shall remain the property of Publisher. Title to film made or caused to be made by Printer for Publisher and paid for by Publisher shall become the property of Publisher.

ARTICLE 23 - PROOFS
- -------------------

     Prior to the press run of any issue of the Magazine, Printer shall supply to Publisher a blueline proof. Publisher


page 26                                April 18, 1990
shall approve said proof by representatives designated by the Publisher in writing, by initialing said proof with "O.K." or "O.K. With Changes". Any changes required shall be specified by the Publisher's designated representatives in writing. Printer shall not be responsible for any errors if printed pursuant to such representatives' instructions as herein provided.

ARTICLE 24 - LIMITATION OF MATERIALS
- ------------------------------------

     If Printer's materials or supplies shall be limited because of governmental or supplier allocations or restrictions, such materials or supplies as Printer shall have will be used and distributed ratably to its customers based upon the usage of such customers when the allocations or restrictions became effective. If the materials' shortage materially interferes with the publication of the Magazine, then Publisher shall have the option to place the Work elsewhere pursuant to the provisions contained in Article 12 hereof.

ARTICLE 25 - NEW EQUIPMENT
- --------------------------

     It is recognized that if the parties mutually agree that the Work may be more economically and efficiently produced on new equipment, the parties will negotiate in good faith as to the terms for the installation of such equipment, including prices for Work produced, the terms and conditions of contract and any other arrangements which appear appropriate in connection with the addition of such equipment. Costs used in


page 27                                April 18, 1990
establishing new prices will be computed using the same framework and criteria as those used to establish the prices set forth in Exhibit C.

ARTICLE 26 - NEW DEVELOPMENTS IN GRAPHIC ARTS
- ---------------------------------------------

     The Printer agrees to make all reasonable efforts to reduce costs and to improve the quality and efficiency of the Work and to keep abreast of developments in the graphic arts comprising technological improvements in processing, methods and techniques and to advise Publisher from time to time of its findings. The Printer shall adopt such technological or other innovations as the parties agree (which agreement shall not be unreasonably withheld) are necessary or desirable for production of Work hereunder, provided the parties mutually agree with respect to the methods and conditions of manufacture which pertain to such innovation. Upon incorporation of any such development, the Printer shall adjust the prices to reflect as mutually agreed upon any increases or decreases in cost resulting therefrom. Such increases or decreases in costs will be computed using the same framework and criteria as those used to establish the prices set forth in Exhibit C.

ARTICLE 27 - MESSENGER SERVICE
- ------------------------------

     Messenger service between Publisher's offices, and Printer's plant in Pewaukee, Wisconsin, will be provided daily by Printer at Publisher's cost.


page 28                                April 18, 1990

ARTICLE 28 - ADVERTISING AND EDITORIAL MATERIAL
- -----------------------------------------------

     Printer agrees to a mechanical inspection of advertising and editorial film prior to printing. Printer will promptly notify Publisher on the proofs all apparent defects on all film received. Film is to be repaired when necessary and charged for as set forth in Exhibit C. Printer will not unnecessarily charge for film repairs. Printer will supply proof with description of work performed when billing for repair work is submitted. Printer accepts full responsibility for mechanical defects in film passed by its inspection, including those it repairs in the event of mishaps within Printer's plant.

ARTICLE 29 - POSTAL REGULATIONS
- -------------------------------

     Publisher may from time to time wish to take advantage of changes that may occur in U.S. Postal regulations (e.g., the regulation which permits a publication to attach certain letters [e.g., renewal notices] or other types of mail to a magazine, thereby giving that piece of mail the benefit of the publication's second class mailing rates). Printer agrees to make such tests as are reasonably required by Publisher and to work with the Publisher towards determining the benefits of such changes to Publisher.

ARTICLE 30 - CONFIDENTIAL TREATMENT
- -----------------------------------

     Printer shall use its best efforts to keep confidential the editorial contents of unpublished issue of the Magazine until the newsstand sales dates and to keep confidential Publisher's subscriber lists and Printer shall require its employees to maintain such confidentiality.


page 29                                April 18, 1990

ARTICLE 31 - GOVERNING LAW
- --------------------------

     This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois.

ARTICLE 32 - AMENDMENTS
- -----------------------

     This Agreement constitutes the entire agreement and understanding between the parties, and cannot be amended, or changed, or supplemented except by a written instrument signed by both the parties.

ARTICLE 33 - NOTICES
- --------------------

     All notices required or permitted to be given under this Agreement shall be deemed given if sent by registered or certified mail, postage prepaid, addressed to the parties as follows:

If to Publisher:             Playboy Enterprises, Inc.
                             680 N. Lake Shore Drive
                             Chicago, Illinois 60611
                             Attention: John Mastro


                             with an exact copy sent to
                             the same address marked:
                             "Attention: Corporate Secretary"


If to Printer:               Quad/Graphics, Inc.
                             Du Plainville Road
                             Pewaukee, Wisconsin 53072
                             Attention: Harry V. Quadracci


page 30                                April 18, 1990

Notices shall be deemed conclusively to have been served when actually received or refused by the addressee or upon notification of non-deliverability by the postal authorities, as the case may be.

ARTICLE 34 - CAPTIONS
- ---------------------

     The captions to this Agreement have been placed thereon for the convenience of the parties and shall not be considered in the interpretation or construction of the Agreement.

ARTICLE 35 - ENTIRE AGREEMENT
- -----------------------------

     This Agreement represents the entire understanding of the parties. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

                                            PLAYBOY ENTERPRISES, INC.

                                            By      /s/ James P. Radtke
                                              ----------------------------
                                            Its   Senior Vice President
                                               ---------------------------


                                            QUAD/GRAPHICS, INC.

                                            By      /s/ Harry V. Quadracci
                                              ----------------------------
                                            Its         President
                                               ---------------------------


August 18, 1990